Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

 NCI BUILDING SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0127701
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10943 North Sam Houston Parkway West	77064
Houston, Texas 77064	(Zip Code)
(Addresses of Principal Executive Offices)

Long Term Incentive Plan consisting of Award Agreements for Select Founders Awards

(Full title of the plan)

 Todd R. Moore

Executive Vice President and General Counsel

10943 North Sam Houston Parkway West

Houston, Texas 77064

(Name and address of agent for service)

(281) 897-7788

(Telephone number, including area code, of agent for service)

 copy to:

Jonathan F. Lewis

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

(212) 909-6916

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting Company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Calculation of Registration Fee

Proposed
		Proposed	maximum
Title of Securities	Amount to be	maximum offering	aggregate offering	Amount of
to be registered	registered(1)	price per share(2)	price(2)	registration fee
Common Stock $0.01 par value per share	3,823,825	$12.11	$46,306,521	$5,612.35

(1)	Pursuant to Rule 416(a), the number of shares of Common Stock registered hereunder includes such indeterminate additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of computing the registration fee based upon the average of the high and low prices reported in the consolidated reporting system for the Common Stock on the New York Stock Exchange on November 16, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) filed by NCI Building Systems, Inc. (“NCI”, the “Company” or “Registrant”) registers 3,823,825 shares of the Company’s common stock, par value $0.01 (the “Shares”), which will be issuable pursuant to certain award agreements referred to as “Founders Awards”. The Company is granting the Founders Awards to certain individuals who become employees of the Company upon the consummation of the merger of Ply Gem Parent, LLC with and into NCI. The Founders Awards are intended to induce each grantee to become and remain an employee of the Company and provide appropriate incentives for the future success of the Company. The Founders Awards are employment inducement grants as described in the employment inducement exemption to NYSE Rule 303A.08. The Founders Awards, although not granted pursuant to the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan (As Amended and Restated effective January 27, 2018) (the “Plan”) are, except as expressly set forth in each Award, subject to the same terms and provisions as awards of the same type granted under the Plan, which Plan terms will be incorporated into the Founders Awards by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10 PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus for the Plan is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The document(s) containing the information required in Part I of this Registration Statement will be sent or given to each of the Company’s employees who is eligible to participate in the Plan, as specified by Rule 428(b)(1) under the Securities Act. Such document(s) are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute (together with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended October 29, 2017, filed with the Commission on December 18, 2017;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 28, 2018, filed with the Commission on March 8, 2018;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 29, 2018, filed with the Commission on June 7, 2018;

(d)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended July 29, 2018, filed with the Commission on August 29, 2018;

(e)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2018, February 13, 2018, March 2, 2018, April 4, 2018, June 20, 2018, July 18, 2018, July 19, 2018, July 31, 2018, August 7, 2018 and November 5, 2018;

(f)	the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s Special Meeting of Stockholders, filed with the Commission on October 17, 2018;

(g)	all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the document referred to in clause (a) of this Item 3; and

(h)

the description of the Registrant’s common stock, $0.01 par value per share of Common Stock contained in the section captioned “General Description of the Common Stock that the Selling Stockholders May Sell” in the Registrant’s Registration Statement on S-3 filed with the Commission under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Under no circumstances will any information furnished (but not filed) under current Item 2.02 or 7.01 of any Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(e) of the DGCL permits a Delaware corporation to advance litigation expenses, including attorneys’ fees, incurred by present and former directors and officers prior to the final disposition of the relevant proceedings. The advancement of expenses to a present director or officer is conditioned upon receipt of an undertaking by or on behalf of such director or officer to repay the advancement if it is ultimately determined that such director or officer is not entitled to be indemnified by the corporation. Advancement to former officers and directors may be conditioned upon such terms and conditions, if any, as the corporation may deem appropriate.

Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

Article VI of the Registrant’s By-laws require the Registrant to indemnify its officers and directors and certain other employees and agents against expenses incurred by them in defending or settling any actions or proceedings in which they are made parties because they are or were the Registrant’s directors, officers, employees or agents. The Registrant’s Restated Certificate of Incorporation also provides that no director shall be personally liable to the Registrant or its stockholders for any act or omission in such director’s capacity as a director.

The Registrant has entered into written indemnification agreements with its directors and certain of its officers. Under these agreements, if an officer or director makes a claim of indemnification to the registrant, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination, within 45 days of the Registrant’s receipt of such claim, whether the officer or director has met the standards of conduct that would permit (under Delaware law) and require (under the indemnification agreement) the Company to indemnify the officer or director.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on November 16, 2018.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore
Todd R. Moore
Chief Legal, Risk and Compliance Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on November 16, 2018 by the following persons in the capacities indicated.

Name	Title

*James S. Metcalf	Chairman of the Board and Director, Chief Executive Officer (Principal Executive Officer)

*Shawn K. Poe	Chief Financial Officer (Principal Financial Officer)

*Brian Boyle	Chief Accounting Officer and Treasurer (Principal Accounting Officer)

*Kathleen J. Affeldt	Director

*George L. Ball	Director

*Gary L. Forbes	Director

*John J. Holland	Director

*Lawrence J. Kremer	Director

*George Martinez	Director

*Nathan K. Sleeper	Director

*William R. VanArsdale	Director

*Jonathan L. Zrebiec	Director

*	Todd R. Moore, by signing his name hereto on the 16th day of November, 2018, does hereby sign this document pursuant to powers of attorney duly executed by the Officers and Directors named above, filed with the Commission on behalf of such Officers and Directors, all in the capacities and on the date indicated.

/s/ Todd R. Moore
Todd R. Moore, Attorney in Fact

INDEX TO EXHIBITS

Exhibit
Number	Description

*5.1	Opinion of Debevoise & Plimpton LLP

*23.1	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1)

*23.2	Consent of Independent Registered Public Accounting Firm

*24.1	Power of Attorney

99.1	2003 Long-Term Stock Incentive Plan, as amended and restated January 26, 2018 (filed as Annex A to NCI’s Proxy Statement for the Annual Meeting held February 28, 2018)

99.2	Form of Award Agreement for Equity Awards, applicable to Restricted Stock Units, Performance Share Units, Stock Options and Performance Cash and Share Awards (December 2016) (filed as Exhibit 10.1 to NCI’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016)

*   Filed herewith